Contacts:         For Media:        John Calagna
                                    (212) 578-6252

                  For Investors:    Kevin Helmintoller
                                    (212) 578-5140

                  METLIFE ANNOUNCES SECOND QUARTER 2002 RESULTS

NEW YORK, August 5, 2002 - MetLife, Inc. (NYSE: MET) today reported a 21% increase in net income to $387 million for the quarter ended June 30, 2002 from $320 million for the same period in 2001. Net income per diluted share was $0.53, up 29% from $0.41 for the second quarter of 2001.

For the second quarter of 2002, net income includes after-tax net investment losses of $117 million. Net realized investment losses for the 2002 quarter reflect pre-tax realized losses of $215 million related to WorldCom. For the second quarter of 2001, net income included after-tax net investment losses of $99 million.

Operating earnings for the second quarter of 2002 were $504 million, up 20% from $419 million for the prior year period. (Operating earnings are defined as net income excluding after-tax net investment gains or losses, and the after-tax impact from the cumulative effect of accounting changes.) On a per share diluted basis, second quarter 2002 operating earnings were $0.69, up 28% from $0.54 for the year-ago period. Operating earnings for the 2002 second quarter includes a $30 million (after-tax) reduction of the company's previously established liability for settlement death benefits related to its sales practice class action settlement recorded in 1999. This change in the liability resulted from both fewer claims than expected and favorable mortality experience.

"We continue to see strong growth in our core businesses, a tribute to MetLife's diversification, and solid investment performance despite the economic environment and the dramatic downturn in the equity markets," said Robert H. Benmosche, chairman and chief executive officer. "Our commitment to managing expenses and deploying capital more effectively has also bolstered MetLife's results."

"Given the likelihood that we will continue to experience a weak equity market for the remainder of the year, particularly in the third quarter, we are revising our earnings guidance," said Mr. Benmosche. "We currently expect to report operating earnings for the second half of 2002 in the range of $1.20 to $1.30 per share assuming no dramatic changes in the equity markets from current levels. When added to the $1.23 that was earned on an operating basis for the first half of 2002, we expect annual earnings to be in the range of $2.43 to $2.53." MetLife's annual guidance includes the negative impact of $0.07 of operating earnings per share associated with the first quarter 2002 $48 million (after-tax) charge relating to MetLife's wholly-owned subsidiary, General American Life Insurance Company. It also includes the positive impact of the aforementioned $30 million (after-tax), or $0.04 per share, reduction of a previously established liability related to its sales practice class action settlement.

Mr. Benmosche and Stewart G. Nagler, vice chairman and chief financial officer, will be signing the SEC certifications of MetLife, Inc.'s 2002 SEC filings, including the 2001 10-K filing, and first and second quarter 10-Q filings. Such certifications are due by August 14, 2002.

Net income for the first six months of 2002 was $716 million, up 18% from $607 million for the prior year period. On a diluted per share basis, net income for the first six months of 2002 was $0.97, up 24% from $0.78 for the same period in 2001. Net income for the first six months of 2002 includes net investment losses of $193 million and a $5 million benefit resulting from the cumulative effect of a change in accounting for goodwill, both of which are net of income taxes. For the first six months in 2001, net income included after-tax net investment losses of $196 million.

Operating earnings for the first six months of 2002 were $904 million, up 13% from $803 million for the prior year period. On a per share diluted basis, operating earnings were $1.23, up 19% from $1.03 for the prior year period. Operating earnings for the first six months of 2002 includes the aforementioned $30 million (after-tax) reduction of a previously established liability.

Total premiums and fees for the second quarter of 2002 were up 13.6% from the prior year period and up 5.6% from the first quarter of 2002. Operating revenues, which includes investment income and excludes net investment gains and losses, were up 8.6% from the prior year quarter and up 4.6% from the first quarter of 2002. In spite of the decline in the equity market, total assets under management grew 1.8% to $286.8 billion from the prior year quarter due to strong sales and persistency. This increase excludes the results from Conning Corporation, which MetLife sold on July 2, 2001.

SECOND QUARTER SEGMENT RESULTS

Although MetLife announced on July 17, 2002 that it was consolidating its Individual and Institutional businesses, it will continue to report earnings for both segments separately.

Individual Business

Individual Business operating earnings were $196 million, up from $186 million for the second quarter of 2001. The current year period benefited from approximately $33 million in after-tax expense reductions as part of Individual Business' overall goal of delivering $130 million after-tax ($200 million pre-tax) in targeted expense reductions in 2002. Partially offsetting these expense savings was a $14 million after-tax increase in costs primarily related to the company's pension and other post-retirement benefit plans. Through the first six months of 2002, Individual Business has achieved more than 50% of its 2002 targeted expense savings.

Total Individual Business policyholder liabilities rose 2% to $116.97 billion at June 30, 2002 from June 30, 2001. A 7% increase in general account liabilities was partially offset by a 10% decline in separate account liabilities due to the continued decline in equity market performance. While investment spreads on the segment's general account products remain strong, fee revenues and amortization expense of deferred acquisition costs continue to be negatively affected by the decline in equity markets.

Total life insurance and annuity premiums and deposits increased 14% to $3.91 billion from $3.42 billion in the year-ago quarter. Excluding single premium corporate owned life insurance (COLI) and bank owned life insurance (BOLI) sales, which can vary significantly from period to period, total life insurance and annuity premiums and deposits increased 19% to $3.91 billion from $3.28 billion in the year-ago period.

Total first year life insurance premiums and deposits were $221 million, down 27% from $304 million for the second quarter of 2001. Excluding the aforementioned COLI and BOLI sales, first year life insurance premiums and deposits increased 33%, to $221 million from $166 million in the year-ago quarter.

First year premiums and deposits for variable and universal life insurance products were $164 million, down 37% from $260 million for the same period in 2001. Excluding the aforementioned COLI and BOLI sales, first year premiums and deposits for variable and universal life insurance products increased 34%, to $164 million from $122 million for the prior year period.

Annuity deposits were $1.85 billion, up 42% from $1.30 billion for the prior year period. The segment's distribution channels contributed to the increase as follows: MetLife Financial Services, up 12%; MetLife Resources, up 31%; MetLife Investors Group, up 99%; and New England Financial, up 54%. The offering of new and enhanced annuity products, increased productivity of the sales forces and the strengthening of third-party distribution relationships contributed to the growth in annuity deposits.

Institutional Business

Institutional Business operating earnings were $250 million, up 23% from $204 million for the prior year period. Higher investment spreads in each of the product lines, improved underwriting results in retirement and savings, as well as the exit from certain unprofitable businesses all contributed to the increase between periods.

Operating earnings for group life were $74 million, compared with $76 million during the prior year period. Higher investment spreads were offset by higher mortality experience, compared with favorable mortality experience during the prior year quarter. Non-medical health and other operating earnings were $41 million, compared with $40 million in the 2001 quarter. Wider investment spreads were partially offset by an increase in morbidity in the group disability product line. Retirement and savings operating earnings were $135 million, compared with $88 million in the prior year period. Higher investment spreads, underwriting improvements and the discontinuance of certain unprofitable businesses contributed to the increase.

Total premiums, fees and other revenues were $2.49 billion, up 21% from $2.06 billion reported in the second quarter of 2001. Group life premiums, fees and other revenues increased 5% to $1.27 billion from $1.21 billion in the year-ago period. Premiums, fees and other revenues for the non-medical health and other category increased 6% to $763 million from $717 million for the prior year period. Retirement and savings premiums, fees and other revenues were $450 million, up significantly from $131 million in the year-ago period. The increase in retirement and savings during the 2002 second quarter was driven by the sale of a $285 million group annuity.

Auto & Home

Auto & Home operating earnings were $36 million, up from $11 million from the second quarter of 2001. Growth in this segment resulted from improved operating fundamentals, a significant reduction in catastrophe losses and continuing rate increases on its automobile and homeowners products, including a 7.3% increase in average earned premium per policy versus the year-ago period. Partially offsetting these items was an increase in the costs related to the segment's participation in the New York State automobile assigned risk pool.

International

Operating earnings from the International segment were $2 million for the quarter, down from $11 million in the year ago period. Current quarter results, which include the earnings contribution from the Chilean operation acquired in November 2001, were reduced by the establishment of a provision for loss on a reinsurance recoverable. Also contributing to the decline were integration costs in Mexico as a result of MetLife's previously announced acquisition of Aseguradora Hidalgo, S.A.

Reinsurance

Reinsurance operating earnings were $19 million, compared with $16 million in the second quarter of 2001. The reinsurance segment's primary entity is Reinsurance Group of America, Incorporated (NYSE: RGA), of which MetLife beneficially owns approximately 59%. RGA continues to grow within the expanding reinsurance market with premium growth of 19% to $467 million versus $391 million in the prior year period.

Asset Management

Operating earnings for the asset management segment were $5 million for the second quarter of 2002, up from $1 million in the year-ago period. The asset management segment benefited from annual performance and incentive-based fees. In addition, the prior year period's results include $2 million in operating losses of Conning Corporation, which was sold by MetLife on July 2, 2001.

Corporate, Other and Eliminations

Corporate, other and eliminations reported an operating loss of $4 million in the second quarter of 2002 versus an operating loss of $10 million in the year-ago period. The second quarter 2002 operating earnings include the aforementioned $30 million (after-tax) reduction of a previously established liability. Partially offsetting this benefit was a reduction in investment income due to a lower asset base resulting primarily from the company's active stock repurchase program and lower portfolio yield.

CORPORATE EVENTS

Share Repurchase

For the quarter ended June 30, 2002, the company repurchased approximately 5.9 million shares of common stock at an aggregate cost of approximately $191 million through the MetLife Policyholder Trust and the company's share repurchase program. From April 2000 to June 30, 2002, the company has bought back approximately 85 million shares at an aggregate cost of approximately $2.4 billion. At June 30, 2002, the company had approximately $846 million remaining on its existing share repurchase authorization.

Earnings Conference Call

MetLife will hold a conference call tomorrow morning, August 6, from 8:00 to 9:00 a.m. (EDT) to discuss its second quarter results. The conference call will be available live via telephone and Internet. To listen over the telephone, dial 1-952-556-2844 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at 11:30 a.m. (EDT) on Tuesday, August 6, 2002, until Tuesday, August 13, 2002, at 11:59 p.m. (EDT). To listen to a replay of the conference call over the telephone, dial 1-320-365-3844 (domestic and international callers). The access code for the replay is 644701. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 10 million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

                                      # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or debt ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; and (xiv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of the company's Quarterly Financial Supplement, please visit its Web site (www.metlife.com).

                                  MetLife, Inc.
                  Consolidated Statements of Operating Earnings
                                    Unaudited
                          (Dollar amounts in millions)

                                                                 Three months ended June 30,            Six months ended June 30,
                                                                 --------------------------            --------------------------
                                                                  2002               2001               2002               2001
                                                                 -------            -------            -------            -------
Premiums and fees                                                $ 5,215            $ 4,591            $10,153            $ 9,299
Net investment income                                              2,861              2,834              5,650              5,650
Other revenues                                                       389                373                756                784
                                                                 -------            -------            -------            -------
  Total                                                            8,465              7,798             16,559             15,733
                                                                 -------            -------            -------            -------

Policyholder benefits, claims and dividends                        5,370              4,794             10,485              9,744
Interest credited to policyholder account balances                   727                723              1,441              1,483
Other expenses                                                     1,622              1,652              3,276              3,305
                                                                 -------            -------            -------            -------
  Total                                                            7,719              7,169             15,202             14,532
                                                                 -------            -------            -------            -------

Operating earnings, before provision for income taxes                746                629              1,357              1,201
Provision for income taxes                                           242                210                453                398
                                                                 -------            -------            -------            -------
OPERATING EARNINGS                                               $   504            $   419            $   904            $   803
                                                                 =======            =======            =======            =======

                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
  (Dollar amounts in millions, except per share data or unless otherwise noted)

                                                                       At or for the three months         At or for the six months
                                                                              ended June 30,                    ended June 30,
                                                                         -----------------------           -----------------------
                                                                          2002             2001             2002             2001
                                                                         ------           ------           ------           ------
Other Financial Data:
  Operating earnings                                                     $  504           $  419           $  904           $  803
  Net income                                                             $  387           $  320           $  716           $  607
  Total assets under management (billions)                               $  287           $  304           $  287           $  304

Individual Business Sales Data:
  Total first year life premiums and deposits                            $  221           $  304           $  421           $  501
  Variable and universal life first year premiums and deposits           $  164           $  260           $  313           $  417
  Total annuity deposits                                                 $1,849           $1,295           $3,553           $2,528
  Mutual fund sales                                                      $  770           $  882           $1,516           $1,725

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted                    733.9            774.9            736.7            780.1
  Operating earnings per share - diluted                                 $ 0.69           $ 0.54           $ 1.23           $ 1.03
  Net income per share - diluted                                         $ 0.53           $ 0.41           $ 0.97           $ 0.78

                                  MetLife, Inc.
                               Balance Sheet Data
                                    Unaudited
                          (Dollar amounts in millions)

                                                                                 At                           At
                                                                              June 30,                   December 31,
                                                                                2002                         2001
                                                                            ------------                 ------------
Balance Sheet Data:
 General account assets                                                     $    201,835                 $    194,184
 Separate account assets                                                          59,283                       62,714
                                                                            ------------                 ------------
    Total assets                                                            $    261,118                 $    256,898
                                                                            ============                 ============

 Policyholder liabilities (including amounts of closed block)               $    158,001                 $    150,933
 Short-term debt                                                                      52                          355
 Long-term debt                                                                    3,436                        3,628
 Other liabilities                                                                22,944                       21,950
 Separate account assets                                                          59,283                       62,714
                                                                            ------------                 ------------
    Total liabilities                                                            243,716                      239,580
                                                                            ------------                 ------------

 Company-obligated mandatorily redeemable capital securities                       1,260                        1,256
                                                                            ------------                 ------------

 Common stock, at par value                                                            8                            8
 Capital in excess of par value                                                   14,965                       14,966
 Retained earnings                                                                 2,065                        1,349
 Treasury stock                                                                   (2,365)                      (1,934)
 Accumulated other comprehensive income                                            1,469                        1,673
                                                                            ------------                 ------------
    Total equity                                                                  16,142                       16,062
                                                                            ------------                 ------------
    Total liabilities and stockholders' equity                              $    261,118                 $    256,898
                                                                            ============                 ============